SUBLEASE AGREEMENT
                           Between TEG/Thor Equity LLC
                                       And
                             CancerOption.com, Inc.

Lease of Premises:

7332 E. Butherus Drive
Suite 101
Scottsdale, AZ 85260
Square Feet: 1513 office space

Base Rent: $2,,681.36
Year 2 and Year 3 minor increase in base rent

Commencement Date: April 1, 1999
Expiration Date: March 31, 2002
Tenant has the option to extend the aforementioned lease an additional 3 years at prevailing market rates

/s/ George E. Mahfouz, Jr.                   /s/ Arnold Takemoto
--------------------------                   ------------------------
George E. Mahfouz, Jr.                       Arnold Takemoto, President
TEG/Thor Equity Group LLC                    CancerOption.com


4-14-99                                      4-14-99
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Date                                         Date